EXHIBIT 1

Names of Reporting Persons

1	Orrin H. Ingram, II

2	QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

3	E. Bronson Ingram 1994 Charitable Lead Annuity Trust